REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    -----------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                   ------------------------------------------

                               STATE BANCORP, INC.
             (Exact name of registrant as specified in its charter)


        NEW YORK                 2 JERICHO PLAZA                 11-2846511
(State of Incorporation)        JERICHO, NY 11753              (I.R.S. Employer
                           (Address of principal executive      Identification
                               offices and zip code)            Number)


                               STATE BANCORP, INC.
                            STOCK OPTION PLAN (2002)

                            DANIEL T. ROWE, PRESIDENT
                               STATE BANCORP, INC.
                                 2 JERICHO PLAZA
                             JERICHO, NEW YORK 11753
           (Name and address of agent for service including zip code)
                                 (516) 465-2300
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
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Title of
securities                      Proposed maximum  Proposed maximum  Amount of
to be           Amount to be    offering price    aggregate         registration
registered      registered (1)  per share (2)     offering price(2) fee

Common Stock,      550,000        $17.99           $9,894,500        $910.29
par value
$5.00 per share


(1) Plus such additional number of shares as may be available for purchase pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) and (h) promulgated under the Securities Act of 1933 on the basis of the average of the high and low selling prices of the Common Stock on the American Stock Exchange on June 21, 2002.


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                                     PART I.

             INFORMATION REQUIRED IN THE SECTION (10(a) PROSPECTUS.


         Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.


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                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "SEC"), are incorporated by reference into this registration statement:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)      The Company's Proxy Statement dated March 22, 2002; and

(c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

         All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares Common Stock registered on this registration statement have been sold or (2) effects the deregistration of the balance of such shares then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Authorized Common Stock

         The Company's authorized Common Stock consists of 20,000,000 shares, par value $5.00 per share. Holders of Common Stock have no preemptive rights and there are no conversion rights or redemption or sinking fund provisions applicable to shares of Common Stock. Holders of Common Stock are entitled to dividends and other distributions as and when declared by the Board of Directors out of assets legally available therefor. In the event of the liquidation, dissolution and winding up of the Company, the holders of Common Stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company.

Voting Rights

         Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the Shareholders. The Board of Directors is elected on a staggered basis with approximately one-third of all directors elected each year. Shareholders do not have cumulative voting rights with respect to any matters to be voted upon, including the election of directors. Without cumulative voting, the holders of a majority of the outstanding voting stock could elect all of the directors.

Dividend Rights

         Holders of the Common Stock will be entitled to dividends when, as, and if declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. Under New York State corporation law, dividends are payable out of surplus only, and may be declared and paid by the Company except when the Company currently is insolvent or would thereby be made insolvent.


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Other Matters

         Wells Fargo Shareowner Services is the transfer agent for the Company. During any time period in which the shares of the Common Stock are not listed on a national securities exchange or are not regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association, the ten largest Shareholders of the Company will jointly and severally be personally liable for all debts, wages and salaries due and owing to any of the Company's laborers, servants or Employees (other than contractors) for services performed by them for the Company. Except as indicated above, no holders of the Common stock will be personally liable for the debts of the Company. Except as indicated above, no holders of the Common Stock will be personally liable for the debts of the Company.

Anti-takeover Provisions

         The Certificate of Incorporation and Bylaws of the Company contain provisions designed to assure continuity of management and to discourage sudden changes in control of the Board of Directors by a party seeking control of the Company.

Omission of Cumulative Voting

         The omission of cumulative voting from the Company's Certificate of Incorporation may be considered anti-takeover in nature. Cumulative voting entitles each Shareholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected. A Shareholder may cast all these votes for one candidate or distribute them among any two or more candidates. Cumulative voting is optional under the New York State Business Corporation Law.

Opposition to a Tender Offer

         The Certificate of Incorporation enables the Board of Directors to oppose a tender or other offer for its securities on the basis of factors other than economic benefit to Shareholders, such as the impact the acquisition of the Company would have on the community, the effect of the acquisition upon employees, depositors and customers, and the reputation and business practices of the tender offeror.

Classification of Board of Directors

         The Certificate of Incorporation provides for the division of the Board of Directors into three classes, as nearly equal as possible. Each class of directors is elected for a term of three years. As a result, only one class of directors is elected at each annual meeting of the Shareholders of the Company. Any vacancy on the Board may be filled by a majority vote of the remaining directors. Directors elected in this manner to fill a vacancy will serve only until the next election of the directors by the Shareholders, at which time the Shareholders will elect a new director to serve the unexpired portion of the vacated term.

         This provision would extend the time required to change control of the Board and would tend to discourage any unauthorized takeover bids for the Company. Under this classification provision, it may require at least two annual meetings for even a majority of the Shareholders to make a change in control of the Board.

Special Approval Requirements for Certain Business Combinations

         Legal requirements applicable to the Bank require that 66-2/3% of the outstanding shares of the Bank Stock approve business combinations. Under New York State corporation law, and in the absence of any additional requirements imposed by a corporation's certificate of incorporation, mergers, consolidations and most other business combinations must also be approved by 66-2/3% of the


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outstanding shares. Thus, a takeover bidder could acquire two-thirds of the outstanding common stock through any combination of private purchase, open market purchase or tender offer, and then complete the acquisition by a business combination such as a merger, sale of assets or other transaction and thus force out the remaining one-third.

         Instead, the Certificate of Incorporation of the Company adopts a standard for business combinations which requires the approval of (i) the holders of 75% of the Company's outstanding stock, provided that such transaction has received the prior approval of 66-2/3% of the entire Board of Directors, or (ii) the holders of 66-2/3% of the Company's outstanding stock, provided that such transaction has received the prior approval of 80% of the entire Board of Directors.

         In addition, business combinations involving the Company or any of its subsidiaries and a Shareholder who owns, directly or indirectly not less than 5% of the voting shares of the Company, shall require the approval of a least 95% of the Company's outstanding capital stock, unless certain conditions are met regarding the consideration to be received by Shareholders of the Company as well as other financial requirements.

Vote Required to Amend Certain Provisions

         The Certificate of Incorporation provides that those Articles relating to opposition to tender offers, classification of the Board, and certain business combinations, may not be amended, altered, changed, or repealed without the affirmative vote of at least 80% of the outstanding shares entitled to vote.

Nominations for Directors

         The Bylaws of the Company provide that, with certain exceptions, nominations of candidates for election as directors of the Company, other than those made by directors of the Company, must be made in writing by Shareholders entitled to cast at least five (5%) percent of the outstanding capital stock, and delivered or mailed to the Secretary of the Company not less than thirty
(30) days prior to any Shareholders' Meeting called for the election of directors. The notification must contain certain information, to the extent known to the nominating Shareholder. This provision could be viewed as anti-takeover in nature since it may make it more difficult for Shareholders to nominate candidates and may give an advantage to incumbent management's nominees.

Advance Notice: Preferred Stock

         The Company's Bylaws contain restrictions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, a Board of Directors that has prohibitions on shareholder action by written consent and advance notice requirements respecting matters to be voted upon at all Shareholders' Meetings. In addition, the Company's Charter authorizes the issuance of up to 250,000 shares of preferred stock. The rights and preferences for any series of preferred stock may be set by the Board of Directors, in its sole discretion and without shareholder approval, and the rights and preferences of any such preferred stock may be superior to those of Common Stock and thus may adversely affect the rights of holders of Common Stock.

         The overall effect of the Certificate of Incorporation and Bylaw provisions described above may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interests as the offer might include a premium over the market price of the Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some Shareholders may want to make if dissatisfied with the conduct of the Company's business. In addition, the existence of the Company's Executive Severance Plans could add somewhat to the cost of a takeover of the Company. Furthermore, the Company's Employee Stock


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Ownership Plan may, depending upon its future size or the percentage of outstanding Company stock it may own in the future, be used in defense of a contested takeover. There are no other anti-takeover provisions in the Certificate of Incorporation or Bylaws, and there are no present plans to adopt other anti-takeover provisions.


ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         The legality of Common Stock covered hereby has been passed upon for the Company by Lamb & Barnosky, LLP, 534 Broadhollow Road, Melville, New York 11747, counsel to the Company. Gary Holman, a member of said firm, is the Vice Chairman of the Board of Directors of the Company and beneficially owns
58,033 shares of the Company's Common Stock. Gerald P. Rosenberg, also a member of said firm, serves as Secretary to the Board of Directors of the Company and owns 12,877 shares of the Company's Common Stock. In addition, the firm's profit sharing plan owns 7,393 shares of the Company's Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the provisions of the Company's bylaws, any person who at any time shall serve as a director, officer or employee of the Company shall be indemnified in accordance and to the full extent permitted by New York law. Under the New York Business Corporation law, a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal which any director or officer of the corporation served in any capacity at the request of the corporation if such officer or director acted in good faith for a person which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION                                                      PAGE

4         Stock Option Plan  (2002),  incorporated  by  reference as        --
          Appendix A to the  Company's Proxy Statement dated
          March 22, 2002

5         Opinion of Lamb & Barnosky, LLP                                   10

23.1      Consent of Lamb & Barnosky, LLP, included in their opinion        11
          filed as Exhibit 5



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
23.2      Independent Auditor's Consent                                     12

24        Power of Attorney (included on signature page).                    8


ITEM 9.  UNDERTAKINGS.

A.       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the issuer's annual report pursuant to section 13(a) or section 165(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jericho, New York, on the 25 day of June, 2002.



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


                                          STATE BANCORP, INC.


                                          BY:/s/ Thomas F. Goldrick, Jr.
                                          --------------------------------------
                                                 THOMAS F. GOLDRICK, JR.
                                                 CHAIRMAN AND
                                                 CHIEF EXECUTIVE OFFICER

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney has been signed by the following persons in the capacities and on the dates indicated.

         By his or her signature, each of the following persons authorizes Thomas F. Goldrick, Jr. and Daniel T. Rowe and Brian K. Finneran, or any of them, with full power of substitution, to execute in his name and on his behalf, and to file any amendments (including, without limitation, post-effective amendments) to this Registration Statement necessary or advisable in the opinion of any of them to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the Commission thereunder, in connection with the registration of the securities which are the subject of this Registration Statement.

Signature                      Title                            Date

/s/ Thomas F. Goldrick, Jr.    Chairman of the Board of        June 25, 2002
---------------------------    Directors and Chief
THOMAS F. GOLDRICK, JR.        Executive Officer
                               (Principal Executive Officer)

/s/ Daniel T. Rowe             President and Director          June 25, 2002
--------------------
DANIEL T. ROWE

/s/ Richard W. Merzbacher      Vice Chairman and Director      June 25, 2002
-------------------------
RICHARD W. MERZBACHER

/s/ Gary Holman                Vice Chairman of the Board      June 25, 2002
---------------------------    of Directors
GARY HOLMAN

/s/ J. Robert Blumenthal       Director                        June 25, 2002
------------------------
J. ROBERT BLUMENTHAL

/s/ Carl R. Bruno              Director                        June 25, 2002
---------------------------
CARL R. BRUNO

/s/ Thomas E. Christman        Director                        June 25, 2002
-----------------------
THOMAS E. CHRISTMAN

/s/ Arthur Dulik, Jr.          Director                        June 25, 2002
---------------------------
ARTHUR DULIK, JR.

/s/ Joseph F. Munson           Director                        June 25, 2002
---------------------------
JOSEPH F. MUNSON

/s/ John F. Picciano           Director                        June 25, 2002
---------------------------
JOHN F. PICCIANO


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


/s/ Suzanne H. Rueck           Director                        June 25, 2002
---------------------------
SUZANNE H. RUECK

/s/ Jeffrey S. Wilks           Director                        June 25, 2002
---------------------------
JEFFREY S. WILKS

/s/ Brian K. Finneran          Secretary/Treasurer             June 25, 2002
---------------------------    (Principal Financial and
BRIAN K. FINNERAN              Accounting Officer)




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